CODE OF ETHICS FOR SENIOR FINANCIAL MANAGEMENT
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         Jundt Growth Fund, Inc., Jundt Funds, Inc. and American Eagle Funds,
Inc. (the "Companies") have adopted this Code of Ethics for Senior Financial Management to promote honest and ethical conduct and to deter wrongdoing. This Code applies to the Companies' Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Chief Compliance Officer and persons performing similar functions ("Senior Financial Management"). The obligations of this Code supplement, but do not replace, any other applicable code of ethics.

         Any person who has information concerning any violation of this Code by any member of Senior Financial Management shall promptly bring such information to the attention of the Chief Executive Officer or Chief Compliance Officer of the Company. If the information relates to the Chief Executive Officer, the person shall report the information to the Chief Compliance Officer; if it relates to the Chief Compliance Officer, the person shall report the information to the Chief Executive Officer; and if the information relates to both the Chief Executive Officer and Chief Compliance Officer, the person shall report the information to another executive officer of the Companies to whom the information does not relate. If the information relates to all executive officers of the Companies, the person shall report the information to the Chair of the Audit Committee of the Companies' Board of Directors. If the Chief Executive Officer, Chief Compliance Officer or other executive officer determines that a conflict of interest exists in connection with the reported information, he or she will refer the matter to the Audit Committee for resolution.

         Violations of this Code may subject the employee to appropriate actions, such as censure, suspension or termination. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. The Audit Committee shall consider any request for a waiver of this Code and any amendments to this Code and all such waivers or amendments shall be disclosed promptly as required by law or Securities and Exchange Commission regulation.

         Each member of Senior Financial Management shall:

o Act honestly and ethically in the performance of his or her duties to the Companies.
o Handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner.
o Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Companies file with, or submit to, the Securities and Exchange Commission and in other public communications by the Companies.
o Comply with rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Companies' business and the Companies' financial reporting.
o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing the member's independent judgment to be impaired.
o Respect the confidentiality of information acquired in the course of work, except when authorized or legally obligated to disclose such information.
o    Proactively promote ethical behavior in the work environment and community.
o Achieve responsible use of and control over all assets and resources of the Companies entrusted to him or her.


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o    Promptly bring to the attention of the Chief Executive Officer or Chief
     Compliance Officer any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Companies' ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Companies' financial reporting, disclosures or internal controls.


Acknowledged:




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(Signature)                                (Date)